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                      June 14, 2023

       Tianyi Jiang
       Chief Executive Officer
       AvePoint, Inc.
       525 Washington Blvd., Suite 1400
       Jersey City, NJ 07310

                                                        Re: AvePoint, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-39048

       Dear Tianyi Jiang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology